Exhibit 99.1

N e w s R e l e a s e

QUICKSILVER RESOURCES INC.
801 Cherry Street
Fort Worth, TX 76102
www.qrinc.com

Quicksilver Resources Reports 2012 Third-Quarter Results

FORT WORTH, TEXAS (November 6, 2012) - Quicksilver Resources Inc. (NYSE: KWK) today announced preliminary 2012 third-quarter results.

Third-quarter highlights:

•	Completed an eight-well pad in the Horn River Basin in British Columbia; the company's wells in the Horn River Basin are estimated to be capable of producing in excess of 150 MMcfd

•	Signed agreement with SWEPI LP, a subsidiary of Royal Dutch Shell, to jointly develop approximately 330,000 acres in the Sand Wash Basin in Colorado

•
Advanced West Texas Project - completed Price Ranch #1 horizontal well in Pecos County with an initial production rate of 300 Boed; currently completing Vande Ranch State 1H horizontal well in Upton County

•	Entered into new multi-year hedges; majority of expected 2013 and 2014 volumes hedged at a price in excess of $5 per Mcf

•	Secured C$39 million reduction in letter of credit obligations in Horn River Basin and deferred pipeline completion to mid-2015

•	Secured financial covenant flexibility in Combined Credit Agreements, providing time to manage the balance sheet

•	Advanced negotiations on two joint ventures

“Quicksilver has made very good progress on reducing capital commitments, locking in solid price protection for the majority of the company's gas production for the next couple of years, relaxing debt covenants with our bank group, and attracting partners in our key development areas,” said Glenn Darden, Quicksilver's President and CEO. “We anticipate significantly reducing company debt with the proceeds from transactions we are currently working on.”

Financial Results

Adjusted net loss for the third quarter, a non-GAAP financial measure, was $8 million, or $0.04 per diluted share, compared to adjusted net income of $6 million, or $0.03 per diluted share in the 2011 period. Including the impact of non-operational items, the net loss for the third quarter was $652 million, or $3.83 per diluted share, compared to net income of $29 million, or $0.17 per diluted share, in the prior-year period. Third-quarter 2012 results were impacted by a $547 million non-cash impairment of properties primarily due to lower average natural gas and NGL prices compared to the 12 months ended June 30, 2012, and a $284 million non-cash valuation allowance of U.S. deferred tax assets related to reduced likelihood of recoverability of future tax assets. Further details of adjusted net income are included in the tables following this earnings release.

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NEWS RELEASE

Production

Production averaged 362 million cubic feet of natural gas equivalent per day (MMcfed) during the third quarter, which is 23 MMcfed lower than the bottom range of previous guidance. The variance from prior guidance results from the company restricting production in the Horn River Basin to match its contractual commitment in an existing third-party treating facility. The company expected the third party to commission a second treating facility, but the facility was delayed to an expected commissioning near year-end 2012, and may be further delayed into 2013. Accordingly, to mitigate the effects of this delay, the company is securing alternative treating and transportation arrangements on an interim and interruptible basis in the existing third party treating facility that will allow Horn River Basin production to be increased up to an additional 50 MMcfd beginning in December 2012.

Third-quarter 2012 production is down from 427 MMcfed in the prior-year quarter, but is up from 359 MMcfed compared to the second quarter of 2012. The decline from the prior-year quarter is primarily due to a reduction in capital activity, the natural production decline of existing wells, and the impact of completion activities in the Barnett Shale. The increase from the second quarter of 2012 is due to production growth from the Horn River Basin as the new pad was produced at elevated levels during the flowback period.

Revenue and Expenses

Production revenue for the third quarter of 2012 was $158 million, down 24% from the prior-year quarter and up 5% from the second quarter of 2012. The decrease in production revenue from the prior-year quarter was caused by the production declines described earlier and lower realized prices for natural gas and NGLs. The increase in production revenue from the second quarter of 2012 was caused by higher realized prices for natural gas and slightly higher production volumes.

The average realized price for the third quarter was $4.73 per Mcfe, which excludes approximately $18 million, or $0.54 per Mcfe, of cash proceeds from certain previously restructured commodity derivative settlements that are not currently recognized in production revenue due to the impact of the hedge restructuring program from the first quarter of 2012.

Lease operating expense for the third quarter of 2012 was $22 million, or $0.66/Mcfe, compared to $28 million, or $0.70/Mcfe in the prior-year quarter and $22 million, or $0.66/Mcfe in the second quarter of 2012. The Barnett Shale experienced lower water hauling, compression and gas lift expense compared to the 2011 quarter resulting from cost containment initiatives and as certain higher cost wells remained shut-in during the third quarter. Lease operating expense in Canada decreased compared to the 2011 quarter due to a decline in well and compressor repair and maintenance expense. Lease operating expense is flat compared to the second quarter of 2012, but is $0.02/Mcfe higher than the upper-end of previous guidance due to restricted volume flow in the Horn River Basin.

Debt

At September 30, 2012, Quicksilver's total debt was approximately $2.2 billion. The company has approximately $552 million utilized under its Combined Credit Agreements as of that date.

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NEWS RELEASE

In September 2012, Quicksilver and NOVA Gas Transmission Ltd. (“NGTL”), a subsidiary of TransCanada Pipelines Limited, entered into an agreement to delay the targeted in-service date of the Komie North pipeline and related facilities from May 1, 2014 to August 1, 2015 and revise NGTL's spend profile and Quicksilver's obligations to provide related financial assurances in the form of letters of credit. As a direct result, NGTL released C$39 million of letters of credit that were previously posted to the project. The next scheduled date to supplement letters of credit is April 1, 2014.

In August 2012, Quicksilver amended its Combined Credit Agreements, and as part of that process, accelerated the fall redetermination. Based on reserves at June 30, 2012, the redetermined global borrowing base was set at $850 million, the interest coverage covenant was adjusted downward to provide increased flexibility and other limitations were introduced, including increased interest margins and additional financial and other covenants.

Operational Update

Canada - Horn River Basin

During the third quarter, the new eight-well drilling pad began flowback activities, and each well is now capable of production. All eight wells significantly exceeded initial production expectations with individual flow rates between 23 MMcfd and 34 MMcfd at very high flowing pressures. Based on the strong initial flow tests, Quicksilver expects to see a significant improvement in the type curves, most notably for the Klua primary pay sections. Five Muskwa and three Klua wells were drilled on the pad. No further wells are planned to be drilled in the basin for the remainder of 2012 due to the productive capabilities of the eight-well pad.

The company believes the results from these wells, the continuous nature of the pay sections as shown in 3-D seismic and the pay mapping from the six exploration wells drilled on the northern part of Quicksilver's acreage are indicative of the continuity of the formation throughout the company's 130,000 net acre position.

United States - Barnett Shale

Quicksilver drilled 3 gross (3 net) wells and connected 9 gross (8.1 net) wells to sales in the third quarter. At September 30, 2012, Quicksilver had a remaining uncompleted well inventory of 23 gross operated wells that have been drilled in the Barnett Shale but await completion or connection to sales lines.

United States - Sand Wash Basin

In September, Quicksilver and SWEPI LP, a subsidiary of Royal Dutch Shell, signed an Acquisition and Exploration Agreement to jointly develop acreage in the Sand Wash Basin and to establish an Area of Mutual Interest covering in excess of 850,000 acres in the basin. SWEPI will pay Quicksilver an equalization payment for the excess acreage to be contributed. Closing is expected in the fourth quarter of 2012, subject to customary due diligence and other closing conditions.

In conjunction with the closing of the agreement with SWEPI, the company plans to participate in the drilling and completion of up to 5 gross (2.5 net) wells during the fourth quarter of 2012.

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NEWS RELEASE

During the third quarter, the company drilled one well, completed one well, and re-completed one well. The two completions are currently on flowback and are being evaluated.

Quicksilver currently holds approximately 210,000 net acres in the Sand Wash Basin of Northwest Colorado, which the company believes are situated in the oil window prospective of the Niobrara formation. Upon closing of the Acquisition and Exploration Agreement with SWEPI, Quicksilver will hold a 50% interest in approximately 330,000 net acres in the basin.

United States - West Texas

In August, the Price Ranch #1 well in Pecos County was re-completed with a 1,500-foot lateral in the Third Bone Springs formation. The well produced at an initial rate of 300 Boed with 80% oil and 20% high-BTU natural gas.

The Vande Ranch State 1H well in Upton County was re-entered during the third quarter and is currently being completed with a 2,500-foot lateral into the Wolfcamp formation.

Quicksilver holds approximately 155,000 net acres across the Delaware and Midland basins of West Texas, of which the company believes approximately 105,000 net acres are situated in the oil window of the Wolfcamp and Bone Springs formations.

Canada - Horseshoe Canyon

Production from Horseshoe Canyon was 54 MMcfd during the third quarter. The company does not expect to drill any additional wells in Horseshoe Canyon during the remainder of 2012.

Capital Program

During the third quarter of 2012, the company incurred approximately $68 million of capital expenditures, of which approximately $48 million was associated with drilling and completion activities, $2 million for midstream activities, $7 million for acreage purchases, and $11 million for corporate and other purposes. For the nine months ended September 30, 2012, total capital incurred was $359 million.

Capital incurred is projected to be approximately $389 million for full-year 2012, or $29 million greater than previous full-year guidance, which is due to incremental spending for drilling and completion activities and lease renewals in the Sand Wash Basin and West Texas, and incremental capitalized overhead related to the company's exploratory programs.

Hedging

In the third quarter, Quicksilver entered into new multi-year hedges. As of November 5, 2012, the company has 267 MMcfed of hedges in place for 2012 at a weighted average price of $6.02 per Mcfe, which covers approximately 80% of expected total equivalent production for the fourth quarter of 2012. The company's post-2012 natural gas swaps are as follows: 200 MMcfd for 2013 at $5.10 per Mcf, 170 MMcfd for 2014 at $5.08 per Mcf, 150 MMcfd for 2015 at $5.23 per Mcf, and 40 MMcfd for 2016-2021 at $4.48 per Mcf.

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NEWS RELEASE

Fourth Quarter Outlook

Fourth-quarter average daily production volume is expected to be 330-340 MMcfe per day, resulting in full-year 2012 average production volume at 350-365 MMcfe per day.

For the fourth-quarter 2012, average unit expenses, on a Mcfe basis, are expected as follows:

·	Lease operating expense	$0.70 - $0.75
·	Gathering, processing & transportation	1.22 - 1.26
·	Production and ad-valorem taxes	0.20 - 0.22
·	General and administrative	0.50 - 0.53
·	Depletion, depreciation & accretion	1.10 - 1.14

This guidance does not account for potential incremental volumes from the Horn River Basin if alternative treating and transportation options are secured.

Conference Call

The company will host a conference call to discuss third-quarter operating and financial results at 10:00 a.m. central time today.

Quicksilver invites interested parties to listen to the call via the company's website at www.qrinc.com or by calling 1-877-313-7932, using the conference ID number 41140586, approximately 10 minutes before the call. A digital replay of the conference call will be available at 2:00 p.m. central time the same day, and will remain available for 30 days. The replay can be dialed at 1-855-859-2056 using the conference ID number 41140586. The replay will also be archived for 30 days on the company's website.

Use of Non-GAAP Financial Measure

This news release and the accompanying schedule include the non-generally accepted accounting principles ("non-GAAP") financial measure of adjusted net income. The accompanying schedule provides reconciliations of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Our non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is an independent oil and gas company engaged in the exploration, development and acquisition of oil and gas, primarily from unconventional reservoirs including gas from shales and coal beds in North America. The company has major U.S. offices in Fort Worth, Texas; Glen Rose, Texas; Craig, Colorado; Steamboat Springs, Colorado and Cut Bank, Montana. Quicksilver's Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta. For more information about Quicksilver Resources, visit www.qrinc.com.

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NEWS RELEASE

Forward-Looking Statements
Certain statements contained in this press release and other materials we file with the SEC, or in other written or oral statements made or to be made by us, other than statements of historical fact, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions; fluctuations in natural gas, NGL and oil prices; failure or delays in achieving expected production from exploration and development projects; uncertainties inherent in estimates of natural gas, NGL and oil reserves and predicting natural gas, NGL and oil reservoir performance; effects of hedging natural gas, NGL and oil prices; fluctuations in the value of certain of our assets and liabilities; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters, customers and counterparties; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; delays in construction of transportation pipelines and gathering, processing and treating facilities; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; failure or delay in completing strategic transactions; the effects of existing or future litigation; failure to or delays in completing Quicksilver's proposed initial public offering of common units representing limited partner interests in a master limited partnership holding portions of our Barnett Shale assets; and additional factors described elsewhere in this press release.

This list of factors is not exhaustive, and new factors may emerge or changes to these factors may occur that would impact our business. Additional information regarding these and other factors may be contained in our filings with the SEC, especially on Forms 10-K, 10-Q and 8-K. All such risk factors are difficult to predict, and are subject to material uncertainties that may affect actual results and may be beyond our control. The forward-looking statements included in this press release are made only as of the date of this press release, and we undertake no obligation to update any of these forward-looking statements to reflect subsequent events or circumstances except to the extent required by applicable law.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

# # #

Investor Contact:
David Erdman
(817) 665-4023

KWK 12-19

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NEWS RELEASE

QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
In thousands, except for per share data - Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue:
Production	$157,699	$208,064	$480,021	$606,070
Sales of purchased natural gas	21,313	20,130	42,842	60,116
Other	(1,310)	31,699	(31,130)	54,340
Total revenue	177,702	259,893	491,733	720,526
Operating expense:
Lease operating	22,115	27,673	72,405	73,366
Gathering, processing and transportation	41,338	51,113	127,040	142,201
Production and ad valorem taxes	6,881	7,757	20,833	23,844
Costs of purchased natural gas	21,254	19,954	42,528	59,254
Depletion, depreciation and accretion	43,209	57,686	149,590	164,861
Impairment	546,835	—	1,601,502	49,063
General and administrative	17,335	27,584	54,836	61,745
Other operating	670	145	820	328
Total expense	699,637	191,912	2,069,554	574,662
Crestwood earn-out	—	—	41,097	—
Operating income (loss)	(521,935)	67,981	(1,536,724)	145,864
Loss from earnings of BBEP	—	14,370	—	(32,721)
Other income - net	(395)	11,142	(237)	135,441
Fortune Creek accretion	(4,978)	—	(14,549)	—
Interest expense	(42,102)	(48,393)	(122,348)	(142,123)
Income (loss) before income taxes	(569,410)	45,100	(1,673,858)	106,461
Income tax (expense) benefit	(82,352)	(16,414)	289,631	(39,946)
Net income (loss)	$(651,762)	$28,686	$(1,384,227)	$66,515
Earnings (loss) per common share - basic	$(3.83)	$0.17	$(8.14)	$0.39
Earnings (loss) per common share - diluted	$(3.83)	$0.17	$(8.14)	$0.39
Basic weighted average shares outstanding	170,179	169,031	170,054	168,963
Diluted weighted average shares outstanding	170,179	169,736	170,054	169,768

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NEWS RELEASE

QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
In thousands, except share data - Unaudited

	September 30, 2012	December 31, 2011
ASSETS
Current assets
Cash	$7,436	$13,146
Accounts receivable - net of allowance for doubtful accounts	67,951	95,282
Derivative assets at fair value	126,075	162,845
Other current assets	41,575	29,154
Total current assets	243,037	300,427
Property, plant and equipment - net
Oil and gas properties, full cost method (including unevaluated costs of
$439,767 and $433,341, respectively)	1,846,028	3,226,476
Other property and equipment	248,021	234,043
Property, plant and equipment - net	2,094,049	3,460,519
Derivative assets at fair value	109,313	183,982
Other assets	43,845	50,534
	$2,490,244	$3,995,462
LIABILITIES AND EQUITY
Current liabilities
Current portion of long-term debt	$—	$18
Accounts payable	48,143	142,672
Accrued liabilities	123,661	142,193
Derivative liabilities at fair value	—	4,028
Current deferred tax liability	3,243	45,262
Total current liabilities	175,047	334,173
Long-term debt	2,165,384	1,903,431
Partnership liability	135,446	122,913
Asset retirement obligations	97,771	85,568
Derivative liabilities at fair value	42,538	—
Other liabilities	19,242	28,461
Deferred income taxes	1,518	258,997
Commitments and contingencies
Stockholders' equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, none outstanding
Common stock, $0.01 par value, 400,000,000 shares authorized;
178,770,278 and 176,980,483 shares issued, respectively	1,788	1,770
Paid in capital in excess of par value	755,080	737,015
Treasury stock of 5,816,293 and 5,379,702 shares, respectively	(49,161)	(46,351)
Accumulated other comprehensive income	175,191	214,858
Retained earnings	(1,029,600)	354,627
Total stockholders' equity	(146,702)	1,261,919
	$2,490,244	$3,995,462

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NEWS RELEASE

QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands - Unaudited

	For the Nine Months Ended September 30,
	2012	2011
Operating activities:
Net income (loss)	$(1,384,227)	$66,515
Adjustments to reconcile net income (loss) to
net cash provided by operating activities:
Depletion, depreciation and accretion	149,590	164,861
Impairment expense	1,601,502	49,063
Crestwood earn-out	(41,097)	—
Deferred income tax expense (benefit)	(285,204)	50,960
Non-cash (gain) loss from hedging and derivative activities	82,252	(50,550)
Stock-based compensation	16,983	15,475
Non-cash interest expense	8,060	13,109
Fortune Creek accretion	14,549	—
Gain on disposition of BBEP units	—	(133,248)
Loss from BBEP in excess of cash distributions	—	49,065
Other	495	(897)
Changes in assets and liabilities:
Accounts receivable	27,259	2,101
Prepaid expenses and other assets	(4,503)	(20,791)
Accounts payable	(24,329)	(29,430)
Accrued and other liabilities	(19,954)	(1,567)
Net cash provided by operating activities	141,376	174,666
Investing activities:
Purchases of property, plant and equipment	(437,172)	(550,954)
Proceeds from Crestwood earn-out	41,097	—
Proceeds from sale of BBEP units	—	145,799
Proceeds from sales of property and equipment	3,843	3,719
Net cash used for investing activities	(392,232)	(401,436)
Financing activities:
Issuance of debt	367,646	648,819
Repayments of debt	(111,115)	(455,886)
Debt issuance costs paid	(3,048)	(10,276)
Distribution of Fortune Creek Partnership funds	(6,520)	—
Proceeds from exercise of stock options	11	733
Excess tax deductions on stock compensation	1,089	—
Purchase of treasury stock	(2,810)	(4,841)
Net cash provided by financing activities	245,253	178,549
Effect of exchange rate changes in cash	(107)	(114)
Net increase (decrease) in cash	(5,710)	(48,335)
Cash at beginning of period	13,146	54,937
Cash at end of period	$7,436	$6,602

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NEWS RELEASE

QUICKSILVER RESOURCES INC.
Unaudited Selected Operating Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Average Daily Production:
Natural Gas (MMcfd)	291.3	351.6	293.2	334.6
NGL (Bbld)	11,073	11,945	11,321	12,234
Oil (Bbld)	761	696	804	745
Total (MMcfed)	362.4	427.4	366.0	412.4

Average Realized Prices, including hedging:
Natural Gas (per Mcf)	$4.23	$4.96	$4.19	$5.02
NGL (per Bbl)	37.75	38.68	40.06	38.67
Oil (per Bbl)	83.88	82.58	88.24	89.05
Total (Mcfe)	4.73	5.29	4.79	5.38

Expense per Mcfe:
Lease operating expense:
Cash expense	$0.65	$0.69	$0.71	$0.64
Equity compensation	0.01	0.01	0.01	0.01
Total lease operating expense:	$0.66	$0.70	$0.72	$0.65

Gathering, processing and transportation expense	$1.24	$1.30	$1.27	$1.26

Production and ad valorem taxes	$0.21	$0.20	$0.20	$0.21

Depletion, depreciation and accretion	$1.30	$1.47	$1.49	$1.46

General and administrative expense:
Cash expense	$0.27	$0.28	$0.33	$0.30
Audit and accounting fees	0.03	0.01	0.05	0.01
Strategic transaction costs	0.03	0.08	0.01	0.04
Litigation settlement	—	0.22	—	0.08
Equity compensation	0.20	0.11	0.16	0.12
Total general and administrative expense	$0.53	$0.70	$0.55	$0.55
Interest expense:
Cash expense on debt outstanding	$1.32	$1.09	$1.28	$1.16
Fees paid on letters of credit outstanding	—	0.01	—	0.01
Premium on senior notes repurchased	—	0.05	—	0.02
Non-cash interest	0.14	0.13	0.08	0.12
Capitalized interest	(0.20)	(0.05)	(0.14)	(0.05)
Total interest expense	$1.26	$1.23	$1.22	$1.26

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NEWS RELEASE

QUICKSILVER RESOURCES INC.
Production, on a million cubic feet of natural gas equivalent (MMcfe)
per day basis, by operating area

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Barnett Shale	261.5	350.9	284.1	336.1
Other U.S.	3.4	3.7	3.6	3.3
Total U.S.	264.9	354.6	287.7	339.4
Horseshoe Canyon	53.9	57.6	55.0	58.5
Horn River	43.6	15.2	23.3	14.5
Total Canada	97.5	72.8	78.3	73.0
Total Company	362.4	427.4	366.0	412.4

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NEWS RELEASE

QUICKSILVER RESOURCES INC.
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
In thousands, except per share data - Unaudited

	For the Three Months Ended September 30, 2012
	As Reported	Adjustments	Adjusted Net Income
Revenue:
Production	$157,699	$—	$157,699
Sales of purchased natural gas	21,313	—	21,313
Other	(1,310)	2,831	1,521
Total revenue	177,702	2,831	180,533
Operating expense:
Lease operating	22,115	—	22,115
Gathering, processing and transportation	41,338	—	41,338
Production and ad valorem taxes	6,881	—	6,881
Costs of purchased natural gas	21,254	—	21,254
Depletion, depreciation and accretion	43,209	—	43,209
Impairment	546,835	(546,835)	—
General and administrative	17,335	(4,223)	13,112
Other operating	670	—	670
Total expense	699,637	(551,058)	148,579
Crestwood earn-out	—	—	—
Operating income (loss)	(521,935)	553,889	31,954
Income from earnings of BBEP	—	—	—
Other income - net	(395)	1,130	735
Fortune Creek accretion	(4,978)	—	(4,978)
Interest expense	(42,102)	2,789	(39,313)
Income before income taxes	(569,410)	557,808	(11,602)
Income tax (expense) benefit	(82,352)	86,413	4,061
Net income (loss)	$(651,762)	$644,221	$(7,541)
Earnings (loss) per common share - diluted	$(3.83)		$(0.04)
Diluted weighted average shares outstanding	170,179		170,179

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NEWS RELEASE

QUICKSILVER RESOURCES INC.
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
In thousands, except per share data - Unaudited

	For the Three Months Ended September 30, 2011
	As Reported	Adjustments	Adjusted Net Income
Revenue:
Production	$208,064	$—	$208,064
Sales of purchased natural gas	20,130	—	20,130
Other	31,699	(29,737)	1,962
Total revenue	259,893	(29,737)	230,156
Operating expense:
Lease operating	27,673	—	27,673
Gathering, processing and transportation	51,113	—	51,113
Production and ad valorem taxes	7,757	—	7,757
Costs of purchased natural gas	19,954	—	19,954
Depletion, depreciation and accretion	57,686	—	57,686
Impairment	—	—	—
General and administrative	27,584	(11,555)	16,029
Other operating	145	—	145
Total expense	191,912	(11,555)	180,357
Crestwood earn-out	—	—	—
Operating income (loss)	67,981	(18,182)	49,799
Income from earnings of BBEP	14,370	(11,542)	2,828
Other income - net	11,142	(9,496)	1,646
Fortune Creek accretion	—	—	—
Interest expense	(48,393)	3,304	(45,089)
Income before income taxes	45,100	(35,916)	9,184
Income tax (expense) benefit	(16,414)	12,969	(3,445)
Net income (loss)	$28,686	$(22,947)	$5,739
Earnings (loss) per common share - diluted	$0.17		$0.03
Diluted weighted average shares outstanding	169,736		169,736

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NEWS RELEASE

QUICKSILVER RESOURCES INC.
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
In thousands, except per share data - Unaudited

	For the Nine Months Ended September 30, 2012
	As Reported	Adjustments	Adjusted Net Income
Revenue:
Production	$480,021	$—	$480,021
Sales of purchased natural gas	42,842	—	42,842
Other	(31,130)	34,157	3,027
Total revenue	491,733	34,157	525,890
Operating expense:
Lease operating	72,405	—	72,405
Gathering, processing and transportation	127,040	—	127,040
Production and ad valorem taxes	20,833	—	20,833
Costs of purchased natural gas	42,528	—	42,528
Depletion, depreciation and accretion	149,590	—	149,590
Impairment	1,601,502	(1,601,502)	—
General and administrative	54,836	(7,714)	47,122
Other operating	820	—	820
Total expense	2,069,554	(1,609,216)	460,338
Crestwood earn-out	41,097	(41,097)	—
Operating income (loss)	(1,536,724)	1,602,276	65,552
Income from earnings of BBEP	—	—	—
Other income - net	(237)	1,130	893
Fortune Creek accretion	(14,549)	—	(14,549)
Interest expense	(122,348)	2,789	(119,559)
Income before income taxes	(1,673,858)	1,606,195	(67,663)
Income tax (expense) benefit	289,631	(265,949)	23,682
Net income (loss)	$(1,384,227)	$1,340,246	$(43,981)
Earnings (loss) per common share - diluted	$(8.14)		$(0.26)
Diluted weighted average shares outstanding	170,054		170,054

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QUICKSILVER RESOURCES INC.
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
In thousands, except per share data - Unaudited

	For the Nine Months Ended September 30, 2011
	As Reported	Adjustments	Adjusted Net Income
Revenue:
Production	$606,070	$—	$606,070
Sales of purchased natural gas	60,116	—	60,116
Other	54,340	(48,852)	5,488
Total revenue	720,526	(48,852)	671,674
Operating expense:
Lease operating	73,366	—	73,366
Gathering, processing and transportation	142,201	—	142,201
Production and ad valorem taxes	23,844	—	23,844
Costs of purchased natural gas	59,254	—	59,254
Depletion, depreciation and accretion	164,861	—	164,861
Impairment	49,063	(49,063)	—
General and administrative	61,745	(13,032)	48,713
Other operating	328	—	328
Total expense	574,662	(62,095)	512,567
Crestwood earn-out	—	—	—
Operating income (loss)	145,864	13,243	159,107
Income from earnings of BBEP	(32,721)	42,553	9,832
Other income - net	135,441	(133,248)	2,193
Fortune Creek accretion	—	—	—
Interest expense	(142,123)	3,960	(138,163)
Income before income taxes	106,461	(73,492)	32,969
Income tax (expense) benefit	(39,946)	27,576	(12,370)
Net income (loss)	$66,515	$(45,916)	$20,599
Earnings (loss) per common share - diluted	$0.39		$0.12
Diluted weighted average shares outstanding	169,768		169,768

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